Exhibit 99.2

Exhibit 99.2

June 30, 2014 Allergan

Abicipar Pegol (Anti-VEGF DARPin®) & Bimatoprost

Sustained-Release Implant for Glaucoma

Forward-Looking Statements

This presentation contains “forward-looking statements,” including statements regarding product acquisition and development, regulatory approvals, market potential, expected growth, efficiencies, and Allergan’s expected, estimated or anticipated future results, including Allergan’s earnings per share and revenue forecasts, among other statements. All forward-looking statements herein are based on Allergan’s current expectations of future events and represent Allergan’s judgment only as of the date of this presentation. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Allergan’s expectations and projections. Therefore, you are cautioned not to rely on any of these forward-looking statements and Allergan expressly disclaims any intent or obligation to update these forward-looking statements except as required to do so by law.

Actual results may differ materially from Allergan’s current expectations based on a number of factors affecting Allergan’s businesses, including changing competitive, market and regulatory conditions; the timing and uncertainty of the results of both the research and development and regulatory processes; domestic and foreign health care and cost containment reforms, including government pricing, tax and reimbursement policies; revisions to regulatory policies related to the approval of competitive generic products; technological advances and patents obtained by competitors; the ability to obtain and maintain adequate protection of intellectual property rights; the performance of new products, including obtaining government approval and consumer and physician acceptance, the continuing acceptance of currently marketed products, and consistency of treatment results among patients; the effectiveness of promotional and advertising campaigns; the potential for negative publicity concerning any of Allergan’s products; the timely and successful implementation of strategic initiatives, including expansion of new or existing products into new markets; the results of any pending or future litigation, investigations or claims; the uncertainty associated with the identification of, and successful consummation, execution and integration of, external corporate development initiatives and strategic partnering transactions; potential difficulties in manufacturing; and Allergan’s ability to obtain and successfully maintain a sufficient supply of products to meet market demand in a timely manner. In addition, matters generally affecting the U.S. and international economies, including consumer confidence and debt levels, changes in interest and currency exchange rates, political uncertainty, international relations, the status of financial markets and institutions, impact of natural disasters or geo-political events and the state of the economy worldwide, may materially affect Allergan’s results.

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Significant Market Opportunity for Allergan's Potentially Differentiated Treatments of Widespread Ophthalmic Diseases

Allergan's Potentially Differentiated Solutions	DARPin® / Wet AMD	Bimatoprost Sustained-Release Implant / Glaucoma
U.S. Patient Population	**1.8 million** (1)	**3.8 million** (2)
U.S. Market[3]	**~ $2.7 billion** (2013)	**~ $1.0 billion** (Potential Implant Sub-market)

Allergan's R&D pipeline potentially provides patients and physicians a better solution to existing products. With Allergan's expertise, these products are poised to be game changers in the treatment paradigm.

(1) Arch Ophthalmol. 2004;122(4):564-572. doi:10.1001/archopht.122.4.564
(2) Glaucoma patient population represents Glaucoma (NEI 2010) & Ocular Hypertensives (based on estimates using Varma, Ophthalmology 2004).
(3) Represents total value of respective market based on current market data.

ALLERGAN
Our pursuit. Life's potential.®
3

Retina Market Overview

Retina market is the largest and fastest growing Ophthalmic market (1)

Considerable growth in the retina market has been entirely driven by rapid adoption of Anti-VEGF therapies in exudative AMD and other key retina indications

($BN) Global Retina Market

$12.0

$10.0 (1)

$10.0

$8.0

$6.3

$6.0

$4.0

$2.5

$2.0

$0.0

2009 2013 2019E

U.S Market Share

(of Retina Market) (3) 2011 2012 2013

LUCENTIS® 97% 64% 56%

EYLEA® 1% 34% 43%

Improving treatment duration & offering choices are key market drivers as evidenced by Eylea®’s rapid market share gain

Eylea® provides comparable clinical results to Lucentis® with less frequent injections

Future Anti-VEGF therapies that can provide additional improvement in treatment duration should quickly capture branded share

DARPin® could provide the next leap in treatment duration & has ~$20BN in potential cumulative 10 year Sales (2)

(1)	Market projections based on Allergan estimates.
(2)	Potential sales figures exclude Dual DARPin®.

(3) Based upon public information & SEC filings, Allergan internal data, syndicated marketing research reports & secondary sources (IMS, etc).

4

DARPin® is a Differentiated Asset That Will Be a Leading Treatment for Wet AMD and Beyond

DARPin® Represent Significant

Commercial Opportunity

(Dollars in Billions)

~$20

$0.35 –$0.40

Potential Phase 3 Potential Cumulative 10-year

R&D Spend (1) DARPin® Sales (1)

Importance of DARPin®

Vascular endothelial growth factor (VEGF) is

important in the pathogenesis of neovascular (wet)

AMD and drugs that block VEGF have been shown to

improve vision in patients with the disease

Patient and physician convenience could make

DARPin® the market leader. DARPin® could require

fewer injections with at least equal efficacy to

competing treatments

DARPin®’s are potent biologics which may address

significant unmet medical needs in large patient

populations in various disease areas

Potential to be best in class for wet AMD, due

to favorable pharmacokinetic profile: high

binding affinity, long half-life and good

stability

Could potentially offer dosing every 3 months versus

monthly injections required for Lucentis®, which is a

significant burden for patients

Note: All projections based on Allergan estimates.

(1)	R&D investments and potential sales figures exclude Dual DARPin®.
5

Recap of Positive Data from DARPin® Abicipar Pegol (Anti-VEGF DARPin®) Stage 3, Phase 2 (1) (2)

Abicipar Pegol Abicipar Pegol Ranibizumab

(DARPin®) (DARPin®) (Lucentis®)

2mg (23 pts) 1mg (25 pts) 0.5mg (16 pts)

Mean Visual Acuity Improvement from Baseline (Letters)

16 Weeks 8.2 6.3 5.3

20 Weeks 9.0 7.1 4.7

Ocular Inflamation

2	3 0

AE’s (pts)

There were no serious adverse events reported in any study group Material from new manufacturing process to be used in Phase 3 program

Allergan will initiate Phase 3 Studies in the 2nd quarter of 2015

(1) In the double-masked trial, a total of 64 patients were randomized to abicipar pegol 1mg (n=25), abicipar pegol 2mg (n=23) or ranibizumab 0.5mg (n=16) and were followed for 20 weeks. All patients received doses at the start of the trial and at 4 and 8 weeks. Patients in the ranibizumab arm of the study received additional doses at 12 and 16 weeks. Patients who were treated with either dose of abicipar pegol received sham injections at 12 and 16 weeks. Patients in all arms of the study were well matched for demographics and baseline characteristics.

(2)	No statistical significance between treatment groups; study not powered to show statistical significance
6

Glaucoma Market Overview

Global Glaucoma Pharma Market (1)

($BN)

$7.4

$7.2

$7.2

$7.0

$6.8

$6.8

$6.6

$6.4

$6.2 $6.1

$6.0

$5.8

$5.6

$5.4

2014 2018 2022

Glaucoma is a global and growing epidemic

Impacts 3.8 million people in the U.S.(2)

Leading cause of irreversible blindness globally ? Loss of vision decreases quality of life and daily functioning ? Significant indirect societal cost ~ $1.5Bn per annum in the U.S.(3)

Market projections based on Allergan estimates

Glaucoma patient population represents Glaucoma (NEI 2010) & Ocular Hypertensives (based on estimates using Varma, Ophthalmology 2004).

Quigley and Broman. Br J Ophthalmol. 2006.

7

Bimatoprost Sustained-Release Implant is a Significant Global Opportunity

Bimatoprost Sustained-Release Implant is a Significant Innovation



- A sustained-release, prostamide-loaded, bioerodible implant
- Injected into the anterior chamber
- Can be performed in the office
- Ensures patient compliance
- Disruptive, first-in-class technology
- Data from Phase 2 clinical trials suggests that bimatoprost sustained-release implant efficacy is comparable to daily topical bimatoprost with duration of 4-6 months

Noncompliance is an Issue with Current Treatments

- Inability to correctly and reliably instill eye drops [1][2]
- Adverse effects associated with taking eye drops [3]
- The number of medication and the complexity of the dosing schedule [4][5][6][7]
- Understanding of glaucoma including the consequences and its treatment [1][2][8]
- Medication cost [9]
- Patient forgetfulness [2][5][8]

~ 20% **Of Patients are Not Well Managed On Topical Drops** [10]

If approved, bimatoprost sustained-release implant for glaucoma has potential to change the treatment paradigm

ALLERGAN
Our pursuit. Life's potential.®

(1) Wu and Yin. Chinese J Ophthalmology. 2010.
(2) Stryker et al. J Glaucoma. 2010.
(3) Zimmerman et al. J Ocular Pharmacol Ther. 2009.
(4) Robin and Covert. Ophthalmology. 2005.
(5) Patel and Spaeth. Ophthalmic Surg. 1995.
(6) Olthoff et al. Ophthalmology. 2005.
(7) Stewart et al. J Ocul Pharmacol Ther. 2004.
(8) Taylor et al. J Ocul Pharmacol Ther. 2002.
(9) Schwartz and Quigley. Surv Ophthalmol. 2008.
(10) Truven Health MarketScan® Research Databases, August 2013 (Data on file with Allergan) & Anwar Z et al. Current Opinions Ophthalmology 2013.

8

Important Information

Allergan, its directors and certain of its officers and employees are participants in solicitations of Allergan stockholders. Information regarding the names of Allergan’s directors and executive officers and their respective interests in Allergan by security holdings or otherwise is set forth in Allergan’s proxy statement for its 2014 annual meeting of stockholders, filed with the SEC on March 26, 2014, as supplemented by the proxy information filed with the SEC on April 22, 2014. Additional information can be found in Allergan’s Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 25, 2014 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 7, 2014. To the extent holdings of Allergan’s securities have changed since the amounts printed in the proxy statement for the 2014 annual meeting of stockholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the

SEC. These documents are available free of charge at the SEC’s website at www.sec.gov.

STOCKHOLDERS ARE ENCOURAGED TO READ ANY ALLERGAN SOLICITATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT ALLERGAN MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of any solicitation statement and any other documents filed by Allergan with the SEC at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of Allergan’s website at www.allergan.com.

June 30, 2014 Allergan

Abicipar Pegol (Anti-VEGF DARPin®) & Bimatoprost

Sustained-Release Implant for Glaucoma